Exhibit 3.1

COMPOSITE

CERTIFICATE OF INCORPORATION OF

POPULAR, INC.

FIRST: The name of the Corporation is Popular, Inc.

SECOND: The principal office of the Corporation shall be at the Popular Center Building, 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918 and its resident agent at such address is the Corporation itself.

THIRD: The nature of the business and the purposes of the Corporation are to engage in, carry out and conduct, for profit, to the extent permitted by law, the following activities:

1. To purchase, subscribe for, or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange, or otherwise dispose of, and deal in and with the personal or mixed property of every kind and description, including shares of stock, bonds, debentures, notes, evidences of indebtedness and other securities, or other interests in debentures, notes, mortgages, or other contracts or obligations and any certificates, receipts or other instruments representing options. rights or warrants to receive, purchase or subscribe for the same or representing any other rights or interests therein or in any property or assets of or created or issued by any person, or persons, corporation or corporations, association or associations, domestic or foreign, including agencies, instrumentalities, authorities, administrations, corporations or other public governmental bodies or subdivisions thereof, and to pay therefor, in whole or in part, in cash or by exchanging therefor, stocks, bonds, or other evidences of indebtedness or securities of this or other corporation, and while the owner or holder of any such personal or mixed property, stocks, bonds, debentures, notes, evidences of indebtedness or other securities, contracts or obligations, to receive, collect and dispose of the interest, dividends, and income arising from such property and to possess and exercise in respect thereof all the rights, powers and privileges of ownership, including all voting powers on any stocks so owned to the same extent as a natural person might or could do.

2. To purchase or otherwise acquire and own, hold, use, sell, assign, transfer, exchange and convey, pledge, lease, rent, remodel, improve, reconstruct, mortgage and otherwise encumber or dispose of real estate whether improved or unimproved, and any right, privilege or interest of any kind whatsoever therein, and to manage, operate, own, hold, deal in and dispose of all or any part of such property and assets whether real, personal or mixed, as may be necessary or desirable for the successful conduct and operation of such business and to possess and exercise in respect thereof all the rights, powers and privileges of ownership, to the same extent as a natural person might or could do; provided, however, that the Corporation shall not he authorized, as respects real property located within the Commonwealth of Puerto Rico, to conduct the business of buying and selling real estate, and shall in all other respects be subject to the provisions of Section 14 of Article VI of the Constitution of the Commonwealth of Puerto Rico.

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3. To aid either by loans or by guaranty of securities or in any other manner, any corporation, domestic or foreign, any shares of stock, or any bonds, debentures, evidences of indebtedness or other securities whereof are held by this corporation or in which it shall have any interest, and to do any acts designed to protect, preserve, improve, or enhance the value of any property at any time held or controlled by this Corporation or in which it at the same time may be interested.

4. To endorse or guarantee the payment of principal, interest, or dividends on securities and to guarantee the performance of sinking funds or other obligations of, and to guarantee in any way permitted by law the performance of any contracts or obligations of every kind and description with or of any person, firm, association, corporation or of the government or subdivisions thereof.

5. To lend its surplus or uninvested funds from time to time to such extent, to such persons, firms, associations, corporations or governmental bodies or subdivisions, agencies or instrumentalities thereof, and on such terms and on such security, if any, as the Board of Directors of the Corporation may determine.

6. To borrow money for any of the purposes of the Corporation, from time to time, and without limit as to amount; from time to time, to issue and sell its own securities in such amounts, on such terms and conditions, for such purposes and for such consideration, as may now be or hereafter shall be permitted by the laws of the Commonwealth of Puerto Rico; and to secure the same by mortgage upon, or the pledge, or the conveyance or assignment in trust of, the whole or any part of the properties, assets, business and good will of the Corporation then owned or thereafter acquired.

7. To merge into or consolidate with, and to enter into agreements and cooperative relations, not in contravention of law, with any person, firm, association or corporation; to purchase or otherwise acquire and to hold, cancel, reissue, sell, exchange, transfer or otherwise deal in its own shares of capital stock or other securities from time to time to the extent and upon such terms as shall be permitted by the laws of the Commonwealth of Puerto Rico; provided, however, that shares of its own capital stock so purchased or held shall not be directly or indirectly voted, nor shall they be entitled to the payment of dividends during such period or periods as they shall be held by the Corporation.

8. To manufacture, process, purchase, sell and generally to trade and deal in and with goods, wares and merchandise of every kind, nature and description, and to engage and participate in any mercantile, industrial or trading business of any kind or character whatsoever.

9. To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulas, processes and any improvements and modifications thereof,

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(b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the Commonwealth of Puerto Rico, the Government of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

(c) franchises, licenses, grants and concessions.

10. To acquire by purchase, exchange or otherwise, all or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations, or corporations heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the Commonwealth of Puerto Rico; to pay for the same in cash, property or its own or other securities; to hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.

11. To draw, make, accept, endorse, discount, execute, and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or transferable instruments and evidences of indebtedness whether secured by mortgage or otherwise, as well as to secure the same by mortgage or otherwise, so far as may be permitted by the laws of the Commonwealth of Puerto Rico.

12. To the extent permitted by law, and subject to obtaining the license required under the provisions of Section 9.060 of the Insurance Code of Puerto Rico (26 LPRA 906), to act as agent for insurance companies in soliciting and receiving applications for property, marine and transportation, vehicle, casualty surety and title insurance, and all other kinds of insurance except life and disability insurance, the collection of premiums, and doing such other business as may be delegated to agents by such companies, and to conduct a general insurance agency business.

13. To organize or cause to be organized under the laws of the Commonwealth of Puerto Rico, or of any other State of the United States of America, or of the District of Columbia, or of any territory, dependency, colony or possession of the United States of America, or of any foreign country, a corporation or corporations for the purpose of transacting, promoting or carrying on any or all of the objects or purposes for which the corporation is organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

14. To conduct its business in any and all of its branches and maintain offices both within and without the Commonwealth of Puerto Rico, in any and all States of the United States of America, in the District of Columbia, in any or all territories, dependencies, colonies or possessions of the United States of America, and in foreign countries.

15. To such extent as a corporation organized under the laws of the Commonwealth of Puerto Rico may now or hereafter lawfully do, to do, either as principal or agent and either alone or through subsidiaries or in connection with other persons, firms, associations or corporations,

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all and everything necessary, suitable, convenient or proper for, or in connection with or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights, and privileges which a corporation may now or hereafter be organized to do or to exercise under the laws of the Commonwealth of Puerto Rico.

The foregoing provisions of this Article THIRD shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation and the purposes and powers herein specified shall, except when otherwise provided in this Article THIRD, be in no way limited or restricted by reference to, or interference from, the terms of any provisions of this or any other Article of this Certificate of Incorporation.

FOURTH: The Corporation is to have perpetual existence.

FIFTH: The minimum amount of capital with which the Corporation shall commence business shall be $1,000.00.

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue, upon resolutions approved by the Board of Directors from time to time, is two hundred million shares (200,000,000), of which one hundred seventy million shares (170,000,000) shall be shares of Common Stock of the par value of $0.01, per share (hereinafter called “Common Stock”), and thirty million (30,000,000) shall be shares of Preferred Stock without par value (hereinafter called “Preferred Stock”).

The amount of the authorized capital stock of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

(1) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not otherwise expressed in this Certificate of Incorporation or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(a)	the designation of such series;

(b)	the purchase price that the Corporation shall receive for each share of such series;

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(c)

the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(d)	whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(e)	the terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

(f)

whether the shares of such series shall be convertible into or exchangeable for shares of any other class of classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(g)	the extent, if any, to which the holders of the shares of such series shall he entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

(h)	the restrictions and conditions, if any, upon the reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

(i)

the rights of the holders of the shares of such series upon the dissolution of or upon the distribution of assets of, the Corporation, which rights may be different in the case of a voluntary dissolution than in the case of an involuntary dissolution.

(2) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

(3) Pursuant to the authority conferred by this Article FIFTH, the Board of Directors or a duly appointed committee thereof, has created the following series of Preferred Stock, with the number of shares included in each such series, and the designation, powers, preferences and rights, qualifications, limitations or restrictions thereof fixed as stated and expressed with respect to each such series in the respective appendix attached hereto and incorporated herein by reference and made a part of this Restated Certificate of Incorporation for all purposes:

Annex A 6.375% Non-cumulative Monthly Income Preferred Stock, Series A

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SIXTH: The Board of Directors shall have the power, whenever it may deem necessary to so act, from time to time, to authorize the issue of new shares of stock. The common stockholders of record on any date designated by resolution of the Board of Directors shall preference for the subscription for common stock on a pro rata basis unless the Board of Directors unanimously resolves otherwise, but the stockholders shall have no preference to subscribe therefor in the event of new issues of shares of stock which may be authorized pursuant to any Dividend Reinvestment and Stock Purchase Plan of the Corporation or which may be authorized in order to exchange such new shares of stock for property which the Board of Directors may consider convenient or necessary for the Corporation to acquire, nor shall the stockholders have any right of preference therefore in the event of new issues of stock in payment of services rendered to the Corporation, or of shares of stock to be issued for sale to officers or employees, on the basis of options, as an incentive either to commence or to continue rendering services for the Corporation.

SEVENTH: (1) The Board of Directors shall be composed of such number of directors as are established from time to time by the Board of Directors and approved by an absolute majority of directors; provided, however, that the total number of directors shall always be not less than seven (7) nor more than fifteen (15). Subject to the remainder of this paragraph 1 of this Article SEVENTH, the Board of Directors shall be divided into three classes as nearly equal in number as possible, with each class having at least three members and with the class of directors elected at the annual meeting of stockholders of 2018 having a term expiring at the annual meeting of stockholders to be held in 2021, the class of directors elected at the annual meeting of stockholders of 2019 having a term expiring at the annual meeting of stockholders to be held in 2022, and the class of directors elected at the annual meeting of stockholders of 2020 having a term expiring at the annual meeting of stockholders to be held in 2023. Commencing with the annual meeting of stockholders to be held in 2021, directors shall be elected at each annual meeting of stockholders to hold office for a term expiring at the next annual meeting of stockholders; provided, however, that any director elected prior to the annual meeting of stockholders to be held in 2021 shall continue to hold office until the end of the term for which such director was elected. The division of directors into classes shall terminate, and the Board of Directors shall no longer be classified under Article 4.01 of the Puerto Rico General Corporation Law, at the annual meeting of stockholders to be held in 2023, from and after which all directors will stand for election annually. Except as provided in this Article SEVENTH, a director shall be elected by a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote in the election of directors, provided that if the number of nominees exceeds the number of directors to be elected, the director nominees shall be elected by a plurality of the votes cast.

(2) Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, but any such director so elected shall (i) in the case of a director elected to fill a vacancy resulting from an increase in the number of directors, hold office until the next annual meeting of stockholders, and (ii) in the case of a director elected to fill a vacancy resulting from the resignation or removal of a former director (or any other cause besides an increase in the number of directors), stand for election at the next annual meeting of stockholders, and if duly elected at such meeting, shall be elected and qualified in the same class in which such former director was assigned and shall hold office for the remainder of the term of such class. From and after the annual meeting of stockholders to be

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held in 2023, any director appointed to fill a vacancy, shall hold office for a term expiring at the next annual meeting of stockholders. A director shall continue in office until a new director is chosen and qualified in her or his stead. No decrease in the number of directors shall shorten the term of any incumbent director.

(3) Subject to applicable law, a director may be removed from office as a director but only for cause by the affirmative vote of the holders of two-third (2/3) of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors (other than the power to remove or elect officers) in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

The Board of Directors may from time to time, in the manner provided for in the by-laws of the Corporation, hold its regular or extraordinary meetings outside of Puerto Rico.

EIGHTH: The Board of Directors may, upon resolution approved by an absolute majority thereof from time to time (after adoption of the original by-laws of the Corporation) adopt, amend or repeal the by-laws of the Corporation; provided, that any by-laws adopted, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be adopted, by the stockholders of the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the Commonwealth of Puerto Rico, and all rights conferred upon stockholders, directors or any other person herein are granted subject to this reservation.

TENTH: (1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigate (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its

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equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or-suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article TENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under paragraph 1 or 2 of this Article TENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific ease upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article TENTH.

(6) The indemnification provided by this Article TENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to

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action in his official capacity as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of this status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article TENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other State of the United States or foreign country as may be applicable.

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ANNEX A

CERTIFICATE OF DESIGNATION

OF THE BOARD OF DIRECTORS OF POPULAR, INC.

6.375% NONCUMULATIVE MONTHLY INCOME PREFERRED STOCK, 2003 SERIES A

(Pursuant to Article 5.01 of the General Corporation Law of the Commonwealth of Puerto Rico)

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation and delegated to the Funding Committee in accordance with the provisions of its Certificate of Incorporation, a series of Serial Preferred Stock of the Corporation be and it hereby is created.

FURTHER RESOLVED, that the Funding Committee designated by the Board of Directors, acting through Richard L. Carrión, David H. Chafey, Jr. and Jorge A. Junquera, has determined that the preferences and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing shareholders of the Corporation.

FURTHER RESOLVED, that the designation and amount of such series and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:

A. Designation and Amount

The shares of such series of Preferred Stock shall be designated as the “6.375% Noncumulative Monthly Income Preferred Stock, 2003 Series A” (hereinafter called the “2003 Series A Preferred Stock”), and the number of authorized shares constituting such series shall be 7,475,000.

B. Dividends

1. Holders of record of the 2003 Series A Preferred Stock (“Holders”) will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof (the “Board of Directors”), out of funds of the Corporation legally available therefor, noncumulative cash dividends at the annual rate per share of 6.375% of their liquidation preferences, or $0.1328125 per share per month, with each aggregate payment made to each record holder of the 2003 Series A Preferred Stock being rounded to the next lowest cent.

2. Dividends on the 2003 Series A Preferred Stock will accrue from their date of original issuance and will be payable (when, as and if declared by the Board of Directors of the Corporation out of funds of the Corporation legally available therefor) monthly in arrears in

United States dollars commencing on March 31, 2003, and on the last day of each calendar month of each year thereafter to the holders of record of the 2003 Series A Preferred Stock as they appear on the books of the Corporation on the fifteenth day of the month for which the dividends are payable, unless the Board of Directors or a committee thereof shall establish a different record date. In the case of the dividend payable on March 31, 2003, such dividend shall cover the period from the date of issuance of the 2003 Series A Preferred Stock to March 31, 2003. In the event that any date on which dividends are payable is not a Business Day (as defined below), then payment of the dividend payable on such date will be made on the next succeeding Business Day without any interest or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the Business Day immediately preceding the relevant date of payment, in each case with the same force and effect as if made on such date. A “Business Day” is a day other than a Saturday, Sunday or a general bank holiday in San Juan, Puerto Rico or New York, New York.

3. Dividends on the 2003 Series A Preferred Stock will be noncumulative. The Corporation is not obligated or required to declare or pay dividends on the 2003 Series A Preferred Stock, even if it has funds available for the payment of such dividends. If the Board of Directors of the Corporation or a committee thereof does not declare a dividend payable on a dividend payment date in respect of the 2003 Series A Preferred Stock, then the holders of such 2003 Series A Preferred Stock shall have no right to receive a dividend in respect of the monthly dividend period ending on such dividend payment date and the Company will have no obligation to pay the dividend accrued for such monthly dividend period or to pay any interest thereon, whether or not dividends on such 2003 Series A Preferred Stock are declared for any future monthly dividend period.

4. The amount of dividends payable for any monthly dividend period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of dividends payable for any period shorter than a full monthly dividend period will be computed on the basis of the actual number of days elapsed in such period.

5. Subject to any applicable fiscal or other laws and regulations, each dividend payment will be made by dollar check drawn on a bank in New York, New York or San Juan, Puerto Rico and mailed to the record holder thereof at such holder’s address as it appears on the register for such 2003 Series A Preferred Stock.

6. So long as any shares of the 2003 Series A Preferred Stock remain outstanding, the Corporation shall not declare, set apart or pay any dividend or make any other distribution of assets (other than dividends paid or other distributions made in stock of the Corporation ranking junior to the 2003 Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation) on, or redeem, purchase, set apart or otherwise acquire (except upon conversion or exchange for stock of the Corporation ranking junior to the 2003 Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation), shares of common stock or of any other class of stock of the Corporation ranking junior to the 2003 Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, unless (i) all accrued and unpaid dividends on the

2003 Series A Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date shall have been paid or are paid contemporaneously, (ii) the full monthly dividend on the 2003 Series A Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment, and (iii) the Corporation has not defaulted in the payment of the redemption price of any shares of 2003 Series A Preferred Stock called for redemption.

7. When dividends are not paid in full on the 2003 Series A Preferred Stock and any other shares of stock of the Corporation ranking on a parity as to the payment of dividends with the 2003 Series A Preferred Stock, all dividends declared upon the 2003 Series A Preferred Stock and any such other shares of stock of the Corporation will be declared pro rata so that the amount of dividends declared per share on the 2003 Series A Preferred Stock and any such other shares of stock will in all cases bear to each other the same ratio that the accrued dividends per share on the 2003 Series A Preferred Stock for the then current dividend period bears to the accrued dividends per share on such other shares of stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend).

8. Holders of record of the 2003 Series A Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of the dividends provided for herein on the shares of 2003 Series A Preferred Stock.

C. Conversion

1. The 2003 Series A Preferred Stock will not be convertible into or exchangeable for any other securities of the Corporation.

D. Redemption at the Option of the Corporation

1. The shares of the 2003 Series A Preferred Stock are not redeemable prior to March 31, 2008. On and after that date, the shares of the 2003 Series A Preferred Stock will be redeemable in whole or in part from time to time at the option of the Corporation, with the consent of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to the extent required by Section D. 8 below, upon not less than thirty nor more than sixty days’ notice by mail, at the redemption prices set forth below, during the periods set forth below, plus accrued and unpaid dividends from the dividend payment date immediately preceding the redemption date (without any cumulation for unpaid dividends for prior dividend periods on the 2003 Series A Preferred Stock) to the date fixed for redemption.

Period	Redemption Price
March 31, 2008 to March 30, 2009	$25.50
March 31, 2009 to March 30, 2010	$25.25
March 31, 2010 and thereafter	$25.00

2. In the event that less than all of the outstanding shares of the 2003 Series A Preferred Stock are to be redeemed in any redemption at the option of the Corporation, the total number of shares to be redeemed in such redemption shall be determined by the Board of Directors and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the Board of Directors or by such other method as the Board of Directors may approve and deem equitable, including any method to conform to any rule or regulation of any national or regional stock exchange or automated quotation system upon which the shares of the 2003 Series A Preferred Stock may at the time be listed or eligible for quotation.

3. Notice of any proposed redemption shall be given by the Corporation by mailing a copy of such notice to the holders of record of the shares of 2003 Series A Preferred Stock to be redeemed, at their address of record, not more than sixty nor less than thirty days prior to the redemption date. The notice of redemption to each holder of shares of 2003 Series A Preferred Stock shall specify the number of shares of 2003 Series A Preferred Stock to be redeemed, the redemption date and the redemption price payable to such holder upon redemption, and shall state that from and after said date dividends thereon will cease to accrue. If less than all the shares owned by a holder are then to be redeemed at the option of the Corporation, the notice shall also specify the number of shares of 2003 Series A Preferred Stock which are to be redeemed and the numbers of the certificates representing such shares. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice; and failure duly to give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of 2003 Series A Preferred Stock.

4. Notice having been mailed as aforesaid, from and after the redemption date (unless the Corporation shall default in the payment of the redemption price for any shares to be redeemed), all dividends on the shares of 2003 Series A Preferred Stock called for redemption shall cease to accrue and all rights of the holders of such shares as stockholders of the Corporation by reason of the ownership of such shares (except the right to receive the redemption price, on presentation and surrender of the respective certificates representing the redeemed shares), shall cease on the redemption date, and such shares shall not after the redemption date be deemed to be outstanding. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares.

5. At its option, the Corporation may, on or prior to the redemption date, irrevocably deposit the aggregate amount payable upon redemption of the shares of the 2003 Series A Preferred Stock to be redeemed with a bank or trust company designated by the Board of Directors (which may include a banking subsidiary of the Corporation) having its principal office in New York, New York, San Juan, Puerto Rico, or any other city in which the Corporation shall at that time maintain a transfer agency with respect to its capital stock, and having a combined capital and surplus (as shown by its latest published statement) of at least $50,000,000 (hereinafter referred to as the “Depositary”), to be held in trust by the Depositary for payment to the holders of the shares of the 2003 Series A Preferred Stock then to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the shares of the 2003 Series A Preferred Stock to be redeemed, the Corporation shall thereupon be released and discharged (subject to the provisions of Section D.6) from any obligation to make payment of the amount payable upon redemption of the shares of the 2003 Series A Preferred Stock to be redeemed, and the holders of such shares shall look only to the Depositary for such payment.

6. Any funds remaining unclaimed at the end of two years from and after the redemption date in respect of which such funds were deposited shall be returned to the Corporation forthwith and thereafter the holders of shares of the 2003 Series A Preferred Stock called for redemption with respect to which such funds were deposited shall look only to the Corporation for the payment of the redemption price thereof. Any interest accrued on any funds deposited with the Depositary shall belong to the Corporation and shall be paid to it from time to time on demand.

7. Any shares of the 2003 Series A Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

8. To the extent required to have the 2003 Series A Preferred Stock treated as Tier 1 capital for bank regulatory purposes or otherwise required by applicable regulations of the Federal Reserve Board, the shares of 2003 Series A Preferred Stock may not be redeemed by the Corporation without the prior consent of the Federal Reserve Board.

E. Liquidation Preference

1. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the then record holders of shares of 2003 Series A Preferred Stock will be entitled to receive, out of the assets of the Corporation available for distribution to shareholders, before any distribution is made to holders of common stock or any other equity securities of the Corporation ranking junior upon liquidation to the 2003 Series A Preferred Stock, distributions upon liquidation in the amount of $25 per share plus an amount equal to any accrued and unpaid dividends (without any cumulation for unpaid dividends for prior dividend periods on the 2003 Series A Preferred Stock) for the current monthly dividend period to the date of payment. Such amount shall be paid to the holders of the 2003 Series A Preferred Stock prior to any payment or distribution to the holders of the common stock of the Corporation or of any other class of stock or series thereof of the Corporation ranking junior to the 2003 Series A Preferred Stock in respect of dividends or as to the distribution of assets upon liquidation.

2. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the 2003 Series A Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the 2003 Series A Preferred Stock are not paid in full, the holders of the 2003 Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they would otherwise be entitled, the holders of shares of 2003 Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation.

3. Neither the consolidation or merger of the Corporation with any other corporation, nor any sale, lease or conveyance of all or any part of the property or business of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation.

F. Voting Rights

1. Except as described in this Section F, or except as required by applicable law, holders of the 2003 Series A Preferred Stock will not be entitled to receive notice of or attend or vote at any meeting of stockholders of the Corporation on any matter.

2. If the Corporation does not pay dividends in full on the 2003 Series A Preferred Stock for eighteen monthly dividend periods, whether consecutive or not, the holders of outstanding shares of the 2003 Series A Preferred Stock, together with the holders of any other shares of stock of the Corporation having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled, by written notice to the Corporation given by the holders of a majority in liquidation preference of such shares or by ordinary resolution passed by the holders of a majority in liquidation preference of such shares present in person or by proxy at a separate general meeting of such holders convened for the purpose, to appoint two additional members of the Board of Directors of the Corporation, to remove any such member from office and to appoint another person in place of such member. Not later than 30 days after such entitlement arises, if written notice by a majority of the holders of such shares has not been given as provided for in the preceding sentence, the Board of Directors or an authorized committee thereof will convene a separate general meeting for the above purpose. If the Board of Directors or such authorized committee fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding shares of the 2003 Series A Preferred Stock and any such other stock will be entitled to convene such meeting. The provisions of the Restated Certificate of Incorporation and By-laws of the Corporation relating to the convening and conduct of general meetings of stockholders will apply with respect to any such separate general meeting. Any member of the Board of Directors so appointed shall vacate office if, following the event which gave rise to such appointment, the Corporation shall have resumed the payment of dividends in full on the 2003 Series A Preferred Stock and each such other series of stock for twelve consecutive monthly dividend periods. Thereafter, the right to appoint two directors as described above would only arise if the Corporation does not pay dividends in full on the 2003 Series A Preferred Stock for eighteen additional monthly dividend periods.

3. Any amendment, alteration or repeal of the terms of the 2003 Series A Preferred Stock by way of amendment of the Corporation’s Restated Certificate of Incorporation whether by merger or otherwise (including, without limitation, the authorization or issuance of any shares of the Corporation ranking, as to dividend rights or rights on liquidation, winding up and dissolution, senior to the 2003 Series A Preferred Stock) which would adversely affect the powers, preferences or rights of the 2003 Series A Preferred Stock shall not be effective (unless otherwise required by applicable law) except with the consent in writing of the holders of at least two thirds of the outstanding aggregate liquidation preference of the outstanding shares of the 2003 Series A Preferred Stock or with the sanction of a special resolution passed at a separate general meeting by the holders of at least two thirds of the aggregate liquidation preference of the outstanding shares of the 2003 Series A Preferred Stock. Notwithstanding the foregoing, the Corporation may, without the consent or sanction of the holders of the 2003 Series A Preferred Stock, authorize and issue shares of the Corporation ranking, as to dividend rights and rights on liquidation, winding up and dissolution, on a parity with or junior to the 2003 Series A Preferred Stock.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the 2003 Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

4. No vote of the holders of the 2003 Series A Preferred Stock will be required for the Corporation to redeem or purchase and cancel the 2003 Series A Preferred Stock in accordance with the Restated Certificate of Incorporation of the Corporation.

5. The Corporation will cause a notice of any meeting at which holders of any series of Preferred Stock are entitled to vote to be mailed to each record holder of such series of Preferred Stock. Each such notice will include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution to be proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for deliveries of proxies.

6. Except as set forth in this Section F, holders of 2003 Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth herein) for taking any corporate action.

G. Rank

The 2003 Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation, to the Corporation’s Series A Participating Cumulative Preferred Stock and to all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank junior to the 2003 Series A Preferred Stock (or to a number of series of Preferred Stock which includes the 2003 Series A Preferred Stock); (ii) on a parity with all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank on a parity with the 2003 Series A Preferred Stock (or with a number of series of Preferred Stock which includes the 2003 Series A Preferred Stock); and (iii) subject to the provisions of Section F.3 hereof, junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank senior to the 2003 Series A Preferred Stock (or to a number of series of Preferred Stock which includes the 2003 Series A Preferred Stock). For this purpose, the term “equity securities” does not include debt securities convertible into or exchangeable for equity securities.

H. Form of Certificate for 2003 Series A Preferred Stock; Transfer and Registration

1. The 2003 Series A Preferred Stock shall be issued in registered form only. The Corporation may treat the record holder of a share of 2003 Series A Preferred Stock, including the Depository Trust Company and its nominee and any other holder that holds such share on behalf of any other person, as such record holder appears on the books of the registrar for the 2003 Series A Preferred Stock, as the sole owner of such share for all purposes.

2. The transfer of a share of 2003 Series A Preferred Stock may be registered upon the surrender of the certificate evidencing the share of 2003 Series A Preferred Stock to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the office of the transfer agent and registrar.

3. Registration of transfers of shares of 2003 Series A Preferred Stock will be effected without charge by or on behalf of the Corporation, but upon payment (or the giving of such indemnity as the transfer agent and registrar may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

4. The Corporation will not be required to register the transfer of a share of 2003 Series A Preferred Stock after such share has been called for redemption.

I. Replacement of Lost Certificates

If any certificate for a share of 2003 Series A Preferred Stock is mutilated or alleged to have been lost, stolen or destroyed, a new certificate representing the same share shall be issued to the holder upon request subject to delivery of the old certificate or, if alleged to have been lost, stolen or destroyed, compliance with such conditions as to evidence, indemnity and the payment of out-of-pocket expenses of the Corporation in connection with the request as the Board of Directors of the Corporation may determine.

J. No Preemptive Rights

Holders of the 2003 Series A Preferred Stock will have no preemptive or preferential rights to purchase any securities of the Corporation.

K. No Repurchase at the Option of Holders; Miscellaneous

Holders of the 2003 Series A Preferred Stock will have no right to require the Corporation to redeem or repurchase any shares of 2003 Series A Preferred Stock, and the shares of 2003 Series A Preferred Stock are not subject to any sinking fund or similar obligation. The Corporation may, at its option, purchase shares of the 2003 Series A Preferred Stock from holders thereof from time to time, by tender, in privately negotiated transactions or otherwise.